Wyngate Limited
                               309 Terraces North
                            47-111 Vintage Drive East
                             Indian Wells, CA 92210
                                  (760)341-6962

                                  March 7, 2002

Board  of  Directors
GolfGear  International,  Inc.
12771  Pala  Drive
Garden  Grove,  CA  92841


                             SUBSCRIPTION AGREEMENT

Gentlemen:

     The undersigned, Wyngate Limited, a Jersey Limited Company, hereby agrees to purchase fifteen million (15,000,000) shares ("Shares") of the common stock of GolfGear International, Inc., a Nevada corporation (the "Company") on the following terms and conditions:

     1. The purchaser of the Shares will be Wyngate Limited, a Jersey Limited Company ("Wyngate").

     2. The purchase price for the purchase of the Shares shall be Seven and One-Half Cents ($0.075) per share (the last available traded price as of the date of this offer), subject to adjustment in the event of an adjustment event or default as hereinafter defined, or a total of One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000.00).

          2.1 The purchase price ("Purchase Price") shall be paid by a (i) cash payment of Two Hundred Thousand Twenty-Five Dollars ($200,025.00) concurrently with the issuance of the Shares; and (ii) Wyngate's promissory note ("Promissory Note") in the amount of Nine Hundred Twenty-Four Thousand Nine Hundred Seventy-Five Dollars ($924,975.00) with interest thereon at the Federal Short Term Rate determined under Section 1274(d) of the Internal Revenue
               Code as of the date of the Promissory Note, principal and interest all due and payable eighteen (18) months from the date of the Promissory Note. The Shares shall be represented by two
               (2) stock certificates, one (1) for two million six hundred sixty-seven thousand (2,667,000) shares and one (1) for twelve million three thirty-three thousand (12,333,000) shares. Wyngate shall grant to the Company a security interest in the certificate representing the twelve million three thirty-three thousand
               (12,333,000) shares which shall be pledged as security for payment of the Promissory Note ("Pledged Shares").

          2.2. The Purchase Price shall be paid and the Shares issued within ten
               (10) days after execution of this Agreement by the Company, subject to the provisions of Paragraph 3. below.

          2.3. In the event of default, the purchase price of the Pledged Shares (defined below) shall be adjusted from Seven and One-Half Cents ($0.075) per share to Twenty Five Cents ($0.25) per share retroactively by the cancellation of any certificate or certificates representing the Pledged Shares issued and re-issuance of a new certificate reflecting the adjustment. An event of default ("Default") shall be defined as follows: (i) failure to pay the Promissory Note when due; (ii) failure to provide Two Million Dollars ($2,000,000.00) of financing within ninety (90) days of execution of this Agreement as contemplated under Paragraph 4 below.

          2.4 The Company is currently in litigation with one of its investors, M.C. Corporation, a Japanese company, whereby M.C. Corporation alleges to be owed approximately eight million five hundred thousand (8,500,000) shares of the Company's common stock. The Company denies this allegation. Any settlement of this litigation shall require the approval of a majority of the Board of Directors plus two (2).

     3. For a period of ten (10) days commencing with the date of execution of this Agreement by the Company, Wyngate shall have the right to conduct a due diligence review of the Company and its financial records including without limitation corporate records, minute books, stock books, pending or threatened litigation, patents and intellectual property, financial statements. On or before the end of such ten (10) day period Wyngate shall either pay the Purchase Price described in Paragraph 1. above or terminate this Agreement in writing. If this Agreement is terminated neither party shall have any further obligation or liability to the other.

     4. Concurrently with the purchase of the Shares, Wyngate and its President, Peter H. Pocklington, shall have the exclusive right to implement a financing for the Company ("Financing") through a sale of the Company's convertible debentures ("Debentures") in the minimum amount of Two Million Dollars ($2,000,000.00) and the maximum amount of Three Million Dollars ($3,000,000.00) with the following terms:

          (A) The Debentures shall be issued in minimum amounts of One Hundred Thousand Dollars ($100,000.00) and would be sold to accredited investors only as that term is defined under the applicable
               Securities  Act  of  1933,  as  amended  (the  "Act").

          (B) If Wyngate is successful in obtaining Two Million Dollars ($2,000,000.00) or more through the Financing, the Company, in its sole discretion, shall have the right to accept additional amounts raised by the Company from third parties, if offered, to bring the total sale of Debentures to Four Million Dollars ($4,000,000.00).

          (C) The Debentures shall bear interest at seven percent (7%) per annum and would be secured by a security interest in the intellectual property and patents owned by the Company on all of its products. Interest shall accrue and be due on the earlier of the conversion date or the due date which would be eighteen (18) months from the date of the closing of the Financing.

          (D) An escrow account ("Escrow Account") shall be established for deposit of the funds collected from the Financing and a minimum of Two Million Dollars ($2,000,000.00) must be received by the Company before any proceeds of the Financing may be disbursed from the Escrow Account to the Company. Upon receipt of Two Million Dollars ($2,000,000.00) into the Escrow Account, funds shall be released to the Company unless there has been a material adverse change in the financial condition of the Company as existing on the date of this Agreement.

          (E)  The holders of the Debenture shall have an option, commencing six
               (6) months after the issuance date, to convert the Debentures (including accrued interest) to shares of common stock at a price of Twenty-Five Cents ($0.25) per share in increments of not less than Twenty-Five Thousand Dollars ($25,000.00).

          (F) For each common share received upon conversion, the holder shall receive a warrant for the purchase of one (1) share of the Company's common stock at a price of Ten Cents ($0.10) per share exercisable for a period of eighteen (18) months. Warrants shall contain standard anti-dilution provisions and will not provide for any exercise provisions for consideration other than cash.

          (G) While any warrants are outstanding, if the Company's common stock should trade at One Dollar ($1.00) per share or above for twenty
               (20) consecutive trading days, or if the Company's common stock becomes listed on the NASDAQ SmallCap, National Market System, or the American Stock Exchange, the Company shall have the right to call the warrants upon thirty (30) days written notice by the payment of One Cent ($0.01) per warrant, provided that during such thirty (30) day period any holder of a warrant would have the continuing right to exercise the option to purchase the Company's common stock under such warrants as provided in Paragraph 4.(D) above.

          (H) Wyngate shall receive a finder's fee of seven percent (7%) of all amounts raised through its efforts in the Financing and Wyngate will pay from such fee all costs and fees of the Financing including legal fees, printing costs, filing fees, postage and similar expenses which finder's fees and expenses and costs will be paid to Wyngate, and to others in Wyngate's discretion, by issuance and delivery of shares of the Company's common stock. The number of shares of common stock issued in payment of the finder's fee shall be determined by using a value of Twenty-Five Cents ($0.25) per share. Any costs of the Company, including legal fees and accounting fees of the Company's attorney and accountants, incurred as part of the financing, shall be paid by the Company. For each share of common stock, issued in payment of the finder's fee, Wyngate shall be granted a warrant entitling it to purchase one (1) share of the Company's common stock for a price of Ten Cents ($.10) per share exercisable for a period of eighteen (18) months. Warrants shall contain standard anti-dilution provisions and will not provide for any exercise provisions for consideration other than cash. Wyngate shall not be entitled to a finder's fee for any amounts raised from third parties as specified in Paragraph 4.(B) above solely through the efforts of the Company.

          (I) Upon receipt of the minium amount of Two Million Dollars ($2,000,000.00) by the Company under the Financing, Wyngate shall use its best efforts to provide the Company with up to Two Million Dollars ($2,000,000.00) of accounts receivable and inventory financing.

     5. The use of the proceeds from the purchase of the Shares and the Financing shall be used to fund the production and distribution of an infomercial, sales and marketing, tour promotion inventory purchases, repayment of loans and advances, accounts payable, accrued expenses, product development, patent development, litigation and general operating expenses all of which shall be subject to the approval of the Board of Directors.

     6. The Shares and any shares issued upon conversion of the Debentures or upon exercise of warrants shall have piggyback registration rights.

     7. The Shares, the Debentures and any shares issued upon a conversion of the Debentures or exercise of warrants shall be considered restricted securities as that term is defined by the Securities and Exchange Commission, and issuance of all securities described herein shall be in compliance with all applicable state and federal securities laws and regulations, and subject to preparation and execution of appropriate legal documentation.

     8. Prior to the Financing, the Company shall negotiate a new employment agreement with Don Anderson which will contain provisions mutually acceptable to the Company and Wyngate. Additionally, compensation and/or settlement of outstanding obligations to Board members, Robert Williams, Robert Weingarten, Roger Miller and corporate counsel, Gary Wykidal and others, shall be agreed to among the Company, Weingarten and such persons as a condition to the release of funds from the Escrow Account.

     9. As a condition to, and upon release of, funds from the Escrow Account, the Company's Board of Directors shall consist of a number of Directors agreed to between Wyngate and the Company provided that a majority of the Board shall be appointees of Wyngate. Wyngate and the Company have agreed that initially the Board shall consist of nine (9) members, five (5) of which shall be appointees of Wyngate.

     10. This offer shall be valid through 5:00 p.m. March 25, 2002 and unless accepted by the Company's Board of Directors on or before that time and date it shall expire unless extended by Wyngate.

     11. Upon the successful completion of the financing contemplated herein, for a period of eighteen (18) months from closing, Peter H. Pocklington shall have the right to have the Company acquire Meditron Medical, Inc., a Canadian corporation engaged in the medical manufacturing and sales business controlled by him, in a reverse merger transaction through the issuance of shares of common stock of the Company only, with an agreed value of Twenty Five Cents ($0.25) per share. The value of the medical products company shall be determined by obtaining a fairness opinion from a reputable investment banking firm.

     12. All the provisions of this Agreement are subject to compliance with applicable laws and regulations governing the Company and its securities and are subject to preparation and execution of definitive legal documents approved by counsel to the Company and Wyngate containing the terms and conditions of this offer and reasonable terms and conditions required to carry out such terms and conditions.

     If the foregoing is acceptable please execute a copy of this Letter Agreement as indicated and return the same to the undersigned on or before the expiration date.

                                         Very  truly  yours,

                                         Wyngate  Limited,
                                         a  Jersey  Limited  Company


                                         By:
                                            ------------------------------------
                                            Peter H. Pocklington, President


THE FOREGOING OFFER IS AGREED
TO AND ACCEPTED ON BEHALF OF
GOLFGEAR INTERNATIONAL, INC.
BY ITS BOARD OF DIRECTORS
THIS ___ DAY OF ______, 2002.

GolfGear International, Inc.
a  Nevada  corporation


By:
   ------------------------------

      Its:
          -----------------------